Impreso Reports First Quarter FY 2005 Sales and Earnings

COPPELL, TX -- 01/14/2005 -- Impreso, Inc. (NASDAQ: ZCOM), which through its subsidiaries is involved in (1) the manufacture and distribution of paper and film hard copy imaging products for commercial and home office applications, (2) the development of eCommerce initiatives, and (3) natural spring water bottling and distribution, today announced sales and earnings for the first quarter of Fiscal 2005.

Net sales decreased to $20 million in the First Quarter of Fiscal 2005, from $26.7 million in the prior year period, a decrease of $6.8 million or approximately 25.3%. Net income decreased to ($760,037), or ($0.14) per share in the most recent quarter, compared with $482,000, or $0.09 per share, in the prior-year period.

Our gross profit margin decreased to 4.9% in the three months ended November 30, 2004, as compared to 12.6 % in the prior corresponding period.

"As a result of the loss of key customers in Fiscal 2004, in January 2005, we began a plan to downsize operations to reduce costs and return to profitability," stated Marshall Sorokwasz, President and Chief Executive Officer of Impreso, Inc. "The key elements of the plan are better utilization of space created by reduced operations; leasing available space; liquidating buildings that are vacant as a result of east coast consolidations; eliminating or reducing current work force and payroll; reducing inventories by $5 to $7 million; raising finished goods pricing as necessary to recoup raw material price increases; and replacing lost sales as quickly as possible," concluded Mr. Sorokwasz.

About Impreso, Inc.

Impreso, Inc. is a holding company for TST/Impreso, Inc. and HotSheet.com, Inc. TST/Impreso, Inc. is a manufacturer and distributor of hard copy imaging products for commercial and home use in domestic and international markets. HotSheet.com, Inc. primarily owns HotSheet.com, a single-page, online Internet directory with categorized links to premier web destinations. Alexa Springs, Inc. is a natural spring water bottling operation. The Company's website domains are www.hotsheet.com, www.impreso.com, and www.tstimpreso.com.

Impreso, Inc. is headquartered in Coppell, Texas, and its common stock trades on the Nasdaq SmallCap Market under the symbol "ZCOM."

This press release may include statements that constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, paper prices and raw material costs, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

               IMPRESO, INC. & SUBSIDIARIES

         INTERIM CONSOLIDATED STATEMENT OF OPERATIONS
                         (UNAUDITED)

                                  Three Months Ended November 30,
                                      2004              2003
                                   ----------        ----------

Net sales                       $  19,976,634     $  26,726,715
Cost of sales                      18,996,776        23,345,954
                                -------------     -------------

    Gross profit                      979,858         3,380,761

Selling, general and
administrative expenses             2,285,850         2,281,994
                                -------------     -------------

    Operating Income               (1,305,992)        1,098,767

Other expenses and income:
  Interest expense                    238,930           337,014
  Other income, net                   391,757            (6,869)
                                -------------     -------------

    Total other costs
     and expenses                     152,827           330,145

Income before income
 tax expense                       (1,153,165)          768,622

Income tax expense (benefit):
  Current                               6,250           315,723
  Deferred                           (399,378)          (29,317)
                                -------------     -------------

    Total income tax
     benefit expense                 (393,128)          286,406

Net income                      $    (760,037)    $     482,216
                                =============     =============

Net income per common share     $       (0.14)    $       0 .09
  (basic and diluted)           =============     =============

Weighted average number of
 common shares outstanding
 (basic and diluted):               5,278,780         5,278,780
                                =============     =============

For further information, please contact:

Marshall Sorokwasz
(972) 462-0100 (ext. 1103)

Tammy Yahiel
General Counsel
(972) 462-0100 (ext. 1117)
yahiel@tstimpreso.com